Exhibit 4.12

LOAN AGREEMENT

No. 7

between

Ekidos Minerals LLP

as Debtor

and

Arras Minerals Corp.

as Creditor

THIS LOAN AGREEMENT No. 7 (the “Agreement”) is made on 30 November 2021 between

(1)	Arras Minerals Corp., a company incorporated and existing under the laws of the Province of British Columbia, Canada, entity No. BC1287773, located at: Suite 1610, 777 Dunsmuir Street, Vancouver, Canada, V7Y 1K4, as lender (the “Creditor”); and

(2)	Ekidos Minerals Limited Liability Partnership, a company incorporated and existing under the laws of the Republic of Kazakhstan, BIN 200740000204, located at: apt. 1, 158 Panfilov Street, Almalinsky District, Almaty 050000, Republic of Kazakhstan, as borrower (the “Debtor”), represented by Vlada Nam, the Confidant, acting on basis of the Power of Attorney dated 26.11.2021, the Debtor and the Creditor hereinafter referred to collectively as the “Parties” and separately as a “Party”.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.  Interpretation

1.1  In this Agreement the following capitalized terms have, except where the context otherwise requires, the meanings respectively shown opposite them:

Agreement: this loan agreement as may be amended and/or supplemented from time to time;

Effective Date: the date of the transfer of the amount of the Loan into the Debtor’s bank account; and

Loan: has the meaning stipulated in Clause 2.1.

1.2 Any reference in this Agreement to:

a “business day” shall be construed as a reference to a day on which banks are generally open for business in Canada, and Kazakhstan;

“indebtedness” includes any obligation (whether incurred as principal debtor, co-debtor, surety or otherwise) for the payment or repayment of money, whether present or future, actual or contingent;

a “month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it commences or, where there is no date in the next calendar month numerically corresponding as aforesaid, the last day of such calendar month, and “months” and “monthly” shall be construed accordingly;

the “Parties” shall be construed so as to include their respective and any subsequent successors, transferees and assignees in accordance with their respective interests;

a “person” includes any individual, firm, company, institution, government, state or agency of a state or subdivision of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

“tax” includes any present or future tax, levy, impost, duty or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same); and

the “winding-up” of a legal person includes the amalgamation, reconstruction, reorganization, dissolution, liquidation, merger or consolidation of that legal person, and any equivalent or analogous procedure under the law of any jurisdiction in which that legal person is incorporated, domiciled or resident or carries on business or has assets.

1.3  Save where expressions are expressly defined, in this Agreement accounting terms shall be determined in accordance with accounting principles generally accepted in the United States of America.

1.4  The headings in this Agreement are inserted for convenience only. Unless the context requires otherwise, terms defined in the plural include the singular and vice versa. References to “Clauses” are to be construed as references to the clauses in this Agreement.

1.5  Save where the contrary is indicated, any reference in this Agreement to:

(a)  this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied or supplemented;

(b)  a law shall be construed as a reference to such law as the same may have been, or may from time to time be, amended or re-enacted; and

(c)  a time of day shall be construed as a reference to Nur-Sultan time.

2.  Loan

2.1  Subject to the terms and conditions herein, the Creditor has agreed to make available to the Debtor an interest free loan in the amount not exceeding USD 490,000 (four hundred ninety thousand US Dollars) (the “Loan”). The Creditor will make the Loan available to the Debtor in full or in part and at dates and time determined at the sole discretion of the Creditor.

2.2  The Loan shall be provided to the Debtor exclusively for performance by the Debtor its obligation as investor under the Investment Agreement with Dostyk LLP (BIN 981140000414) for investing the works on exploration and mapping drilling on Beskauga deposit.

The Loan shall not be transferred from Ekidos Bank Account or otherwise used by the Debtor for a purpose which was not provided in this Agreement or agreed by the Creditor in writing (except to repay the Loan an accordance with Clause 3.1).

2.3  The Loan will be provided via wire transfer to the bank account of the Debtor as specified in Clause 16 of this Agreement (the “Ekidos Bank Account”).

3.  Repayment

3.1  The Debtor shall repay the Loan in full on or before 31 March 2022 to the bank account of the Creditor as specified in this Agreement.

4. Taxes

4.1  All payments (whether of principal, interest or otherwise) to be made by the Debtor to the Creditor hereunder shall be made without set-off or counterclaim and free and clear of and without deduction for any present or future taxes, duties, fees, deductions, withholdings, restrictions or conditions of any nature, other than deduction totaling no more than the aggregate maximum amount of USD$2,000 in respect of any bank fees or other costs associated with the repayment of the Loan by the Debtor.

5.  Partial Invalidity

5.1  The illegality, invalidity of unenforceability of any provision of this Agreement or any part thereof under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision. Any illegal, invalid or unenforceable provision shall have the effect of a provision that would be valid, the purpose of which conforms to the first mentioned provision to such an extent that it must be assumed that such provision would have been included in this Agreement if the first mentioned provision had been omitted in view of its illegality, invalidity or unenforceability.

6.  Representations and Warranties

6.1  As of the date of this Agreement and the Effective Date, each Party represents and warrants to the other Party that:

(a) it is a corporation duly organized and in good standing in its jurisdiction of incorporation and is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this Agreement;

(b)  it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c)  no consent or approval of any third party or governmental agency is required for the execution, delivery or performance of this Agreement;

(d)  it will not breach any applicable law or other agreement or arrangement by entering into or performing this Agreement; and

(e)  this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

7.  Counterparts

7.1  This Agreement may be executed in any number of counterparts (including counterparts delivered by email) and this will have the same effect as if the signatures on the counterparts were on a single copy of this Agreement. This Agreement is not effective until each Party has executed at least one counterpart.

8.    Law

8.1  This Agreement and any non-contractual obligations arising out of or in connection with it are governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

9.   Jurisdiction

9.1  Each of the Parties irrevocably agrees that all disputes arising out of this Agreement, including but not limited to a dispute relating to the existence, validity, or termination of this Agreement or arising out of any non-contractual obligations arising out of or in connection with this Agreement, shall be referred to the Kazakhstan International Arbitration in accordance with the current Rules. The number of arbitrators is one arbitrator appointed by the Kazakhstan International Arbitration. The place of dispute settlement is Almaty, Kazakhstan. The language of the arbitration shall be English. The decision made by the arbitration is binding upon the parties and may be enforced.

9.2   The submission to the jurisdiction of the arbitration referred to in Clause 9.1 shall not (and shall not be construed so as to) limit the right of the Creditor to institute proceedings against the Debtor in any other court of competent jurisdiction nor shall the instituting of proceedings by the Creditor in any one or more jurisdictions preclude the instituting of proceedings by the Creditor in any other jurisdiction, whether concurrently or not.

10.   Further Assurance

10.1  The Parties shall, and shall procure that their agents, employees and subcontractors shall, do all things reasonably necessary, including executing any additional documents and instrument, to give full effect to the terms and conditions of this Agreement.

11.   Entire Agreement

11.1 This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

12.   Assignment

12.1  The Debtor may not transfer, assign, novate or otherwise dispose of their interest in this Agreement without the prior written consent of the Creditor.

13. Waiver

13.1  The failure of either Party to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Party’s right thereafter to enforce any provision or exercise any right.

14.   Modifications

14.1  No modification of this Agreement shall be valid unless made in writing and duly executed by both Parties.

15.   Severability

15.1  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

16.  Ekidos Minerals Bank Account

The details for the bank account for Ekidos Minerals LLP are as follows:

Bank: XXXXXXXXXXXXXX

Bank Address: XXXXXXXXXXXXXX

Account: XXXXXXXXXXXXXX

SWIFT: XXXXXXXXXXXXXX

17.  Arras Minerals Corp. Account

The details for the bank account for Arras Minerals Corp. are as follows:

Bank: XXXXXXXXXXXXXX

Bank Address: XXXXXXXXXXXXXX

Account: XXXXXXXXXXXXXX

SWIFT: XXXXXXXXXXXXXX

18. Notices

18.1  Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and may be given by the delivery of the same or by sending the same by email or other similar form of communication (provided that if a method of notice other than email is selected, the notice shall also be sent by email), in each case addressed as follows:

If to Creditor, at:

Arras Minerals Corp.

777 Dunsmuir Street, Suite 1610

Vancouver, British Columbia

V7Y 1K4

Attention: Tim Barry

Email: tbarry@arrasminerals.com

and

Attention: Christopher Richards

Email: crichards@arrasminerals.com

with a copy (which does not constitute notice) to:

Blake, Cassels & Graydon LLP

595 Burrard Street

Suite 2600, Three Bentall Centre

Vancouver, British Columbia

V7X 1L3

Attention:	Susan Tomaine
Email:	susan.tomaine@blakes.com

If to Debtor, at:

Ekidos Minerals Limited Liability Partnership

Apt. 1, 158 Panfilov Street

Almalinsky District, Almaty 050000

Republic of Kazakhstan

Attention: Vlada Nam

Email: Vlada.Nam@arrasminerals.com

Any notice, direction or other instrument will (i) if delivered by hand, be deemed to have been given and received on the day it was delivered; and (ii) if sent by email or other similar form of communication, be deemed to have been given and received on the business day following the day it was so sent. Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Clause 18.1.

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above:

Debtor

Ekidos Minerals Limited Liability Partnership

/s/ Vlada Nam

Name:	Vlada Nam
Title:	Confidant, acting on basis of the POA dated 26.11.2021

Creditor

Arras Minerals Corp.

/s/ Christopher Richards

Name:	Christopher Richards

Title: Chief Financial Officer